UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

GOLD RESERVE INC.
(Name of Subject Company (Issuer))

GOLD RESERVE INC.
(Name of Filing Persons (Offeror))

5.50% Senior Subordinated Convertible Notes due 2022
(Title of Class of Securities)

38068N AB4
(CUSIP Number of Class of Securities)

Rockne J. Timm
Chief Executive Officer
Gold Reserve Inc.
926 West Sprague Ave., Suite 200
Spokane, Washington 99201
(509) 623-1500

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:

Albert G. McGrath, Jr.
Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201

Tel. (214) 978-3000
Fax. (214) 978-3099

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$1,080,000	$123.77

*	Calculated solely for purposes of determining the filing fee. The amount represents the principal amount of the 5.50% Senior Subordinated Convertible Notes due 2022 to which this offer relates.

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $114.60 for each $1,000,000 of the value of the transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not applicable.	Filing Party:	Not applicable.
Form or Registration No.:	Not applicable.	Date Filed:	Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which this statement relates:

☐ third-party tender offer subject to Rule 14d-1	☐ going-private transaction subject to Rule 13e-3
☒ issuer tender offer subject to Rule 13e-4	☐ amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

EXPLANATORY NOTE

This Amendment Number 1 (“Amendment No. 1”) amends the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on September 18, 2012 by Gold Reserve Inc., a company incorporated under the laws of Yukon, Canada (“GR” or the “Company”) (as amended, the “Schedule TO”). This Amendment No. 1 is being filed to announce the extension of the “Expiration Date” (as defined in the Schedule TO) for holders of the Company’s 5.50% Senior Subordinated Convertible Notes due 2022 issued by the Company on May 18, 2007 (the “Notes”).

This Amendment No. 1 is being filed solely to amend and supplement the Schedule TO as follows:

Pursuant to this Amendment No. 1, the Schedule TO, including all exhibits thereto (collectively, the “Schedule TO Documents”), are hereby amended to extend the Expiration Date for holders of the Notes to tender their Notes to 5:00 p.m., Eastern Time, on Friday, October 26, 2012. Accordingly, the defined term “Expiration Date” in the Schedule TO Documents shall hereby be amended to mean 5:00 p.m., Eastern Time, on Friday, October 26, 2012. All other terms and conditions of the Schedule TO Documents shall remain unchanged and in full force and effect.

Item 1.	Summary Term Sheet

The information contained in the sections entitled “Summary” in the Schedule TO is hereby amended and supplemented by the information set forth under Item 4(a) below, which information is incorporated herein by reference.

Item 4.	Terms of the Transaction

(a) The information set forth under “Summary, “Procedures to be Followed by Holders Electing to Accept the Offer” and “The Offer” in the Offer and Item 4(a) of the Schedule TO, to the extent such Item 4(a) incorporates by reference the information contained in the Offering Memorandum, is hereby amended by inserting the following immediately after the last paragraph of each such section:

Item 11.	Additional Information

(b) The information set forth under Item 11(b) of the Schedule TO, to the extent such Item 11(b) incorporates by reference the information contained in the Offer, including the Letter of Transmittal, is hereby amended and supplemented by the information set forth under Item 4(a) above, which information is incorporated herein by reference.

Item 12.  Exhibits.

Exhibit No.	Description

(a)(1)(A)	Notice of Offer to Holders of its 5.50% Senior Subordinated Convertible Notes due 2022, dated September 18, 2012

(a)(1)(B)	Letter of Transmittal

(a)(1)(C)	Form of Notice of Withdrawal

(a)(5)(A)	Press Release issued by GR on September 18, 2012

(a)(6)(A)	Press Release issued by GR on October 17, 2012*

(b)	Not applicable

(d)(1)	Indenture, dated May 18, 2007, by and among GR, and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to GR’s Registration Statement on Form F-10 (File 333-142944) filed with the U.S. SEC on May 14, 2007

(d)(2)	Agreement and Plan of Merger, dated as of October 5, 1998, by and among Gold Reserve Corporation (predecessor issuer), Gold Reserve Inc. (successor issuer) and GR–Merger Corp filed as Annex I to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(3)	Exchange Agreement by and among Gold Reserve Corporation, the Company, TranSecurities International, Inc. and Holders of Unit Shares, dated November 17, 1998 filed as Exhibit 4.1 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(4)	Restated Articles of Incorporation of the Company filed as Exhibit 3.1 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(5)	Bylaws of the Company filed as Exhibit 3.2 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(6)	Form of Certificate for the Company’s Class A common shares filed as Exhibit 4.4 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(7)	Form of Certificate for the Unit Share filed as Exhibit 4.5 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(8)	Shareholder Rights Plan Agreement, as amended, of the Company (including form of Rights Certificate) filed as Exhibit 99.1, Appendix C of the Company’s Form 6-K filed with the SEC on May 14, 2009 and incorporated by reference herein

(d)(9)	Form of Change of Control Agreement entered into by and among Gold Reserve Inc., Gold Reserve Corporation and, individually, each of Rockne J. Timm and A. Douglas Belanger filed as Exhibit (e)(1) of the Company’s Schedule 14D-9 filed with the SEC on December 30, 2008 and incorporated by reference herein

(d)(10)	Form of Change of Control Agreement entered into by and among Gold Reserve Inc., Gold Reserve Corporation and, individually, each of James P. Geyer, Robert A. McGuinness, Mary E. Smith, and David P. Onzay filed as Exhibit (e)(2) of the Company’s Schedule 14D-9 filed with the SEC on December 30, 2008 and incorporated by reference herein†

(d)(11)	Gold Reserve Inc. Equity Incentive Plan filed as Exhibit 3.2 to the Company’s Form 20-F (File No. 001-31819) filed with the SEC on April 3, 2006 and incorporated by reference herein†

(d)(12)	Gold Reserve Inc. Venezuelan Equity Incentive Plan filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-152883) filed with the SEC on April 3, 2006 and incorporated by reference herein†

(d)(13)	Gold Reserve KSOP filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 29, 2007 and incorporated by reference herein†

(d)(14)	Gold Reserve Inc. Director and Employee Retention Plan filed as Exhibit (e)(6) of the Company’s Schedule 14D-9 filed with the SEC on December 30, 2008 and incorporated by reference herein†

(d)(15)	Notice of Grant of Stock Options and Option Agreement filed as Exhibit 10.1 to the Company’s Form 10-Q (File No. 001-31819) filed with the SEC on August 12, 2011 and incorporated by reference herein†

(d)(16)	First Amendment to Shareholder Rights Plan Agreement filed as Appendix B to the Company’s Proxy Statement/Information Circular filed with the SEC on June 1, 2012 and incorporated herein by reference

(d)(17)	Subordinated Note Restructuring Agreement dated May 25, 2012 filed as Exhibit 99.1 to the Company’s Form 6-K (File No. 001-31819) filed with the SEC on May 30, 2012 and incorporated by reference herein

(d)(18)	Amended and Restated Subordinated Note Restructuring Agreement dated July 3, 2012 filed as Exhibit 99.1 to the Company’s Form 6-K (File No. 001-31819) filed with the SEC on July 5, 2012 and incorporated by reference herein

(d)(19)	Second Amended and Restated Subordinated Note Restructuring Agreement dated September 13, 2012 filed as Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on September 18, 2012 and incorporated by reference herein

(g)	Not applicable

(h)	Not applicable

* Filed herewith

† Management contract or compensatory plan or arrangement

Item 13.  Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

GOLD RESERVE INC.

By:	/s/ Rockne J. Timm
Name: Rockne J. Timm
Title: Chief Executive Officer

Dated:  October 17, 2012

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(A)	Notice of Offer to Holders of its 5.50% Senior Subordinated Convertible Notes due 2022, dated September 18, 2012

(a)(1)(B)	Letter of Transmittal

(a)(1)(C)	Form of Notice of Withdrawal

(a)(5)(A)	Press Release issued by GR on September 18, 2012

(a)(6)(A)	Press Release issued by GR on October 17, 2012*

(b)	Not applicable

(d)(1)	Indenture, dated May 18, 2007, by and among GR, and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to GR’s Registration Statement on Form F-10 (File 333-142944) filed with the U.S. SEC on May 14, 2007

(d)(2)	Agreement and Plan of Merger, dated as of October 5, 1998, by and among Gold Reserve Corporation (predecessor issuer), Gold Reserve Inc. (successor issuer) and GR–Merger Corp filed as Annex I to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(3)	Exchange Agreement by and among Gold Reserve Corporation, the Company, TranSecurities International, Inc. and Holders of Unit Shares, dated November 17, 1998 filed as Exhibit 4.1 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(4)	Restated Articles of Incorporation of the Company filed as Exhibit 3.1 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(5)	Bylaws of the Company filed as Exhibit 3.2 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(6)	Form of Certificate for the Company’s Class A common shares filed as Exhibit 4.4 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(7)	Form of Certificate for the Unit Share filed as Exhibit 4.5 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein

(d)(8)	Shareholder Rights Plan Agreement, as amended, of the Company (including form of Rights Certificate) filed as Exhibit 99.1, Appendix C of the Company’s Form 6-K filed with the SEC on May 14, 2009 and incorporated by reference herein

(d)(9)	Form of Change of Control Agreement entered into by and among Gold Reserve Inc., Gold Reserve Corporation and, individually, each of Rockne J. Timm and A. Douglas Belanger filed as Exhibit (e)(1) of the Company’s Schedule 14D-9 filed with the SEC on December 30, 2008 and incorporated by reference herein

(d)(10)	Form of Change of Control Agreement entered into by and among Gold Reserve Inc., Gold Reserve Corporation and, individually, each of James P. Geyer, Robert A. McGuinness, Mary E. Smith, and David P. Onzay filed as Exhibit (e)(2) of the Company’s Schedule 14D-9 filed with the SEC on December 30, 2008 and incorporated by reference herein†

(d)(11)	Gold Reserve Inc. Equity Incentive Plan filed as Exhibit 3.2 to the Company’s Form 20-F (File No. 001-31819) filed with the SEC on April 3, 2006 and incorporated by reference herein†

(d)(12)	Gold Reserve Inc. Venezuelan Equity Incentive Plan filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-152883) filed with the SEC on April 3, 2006 and incorporated by reference herein†

(d)(13)	Gold Reserve KSOP filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 29, 2007 and incorporated by reference herein†

(d)(14)	Gold Reserve Inc. Director and Employee Retention Plan filed as Exhibit (e)(6) of the Company’s Schedule 14D-9 filed with the SEC on December 30, 2008 and incorporated by reference herein†

(d)(15)	Notice of Grant of Stock Options and Option Agreement filed as Exhibit 10.1 to the Company’s Form 10-Q (File No. 001-31819) filed with the SEC on August 12, 2011 and incorporated by reference herein†

(d)(16)	First Amendment to Shareholder Rights Plan Agreement filed as Appendix B to the Company’s Proxy Statement/Information Circular filed with the SEC on June 1, 2012 and incorporated herein by reference

(d)(17)	Subordinated Note Restructuring Agreement dated May 25, 2012 filed as Exhibit 99.1 to the Company’s Form 6-K (File No. 001-31819) filed with the SEC on May 30, 2012 and incorporated by reference herein

(d)(18)	Amended and Restated Subordinated Note Restructuring Agreement dated July 3, 2012 filed as Exhibit 99.1 to the Company’s Form 6-K (File No. 001-31819) filed with the SEC on 5, 2012 and incorporated by reference herein

(d)(19)	Second Amended and Restated Subordinated Note Restructuring Agreement dated September 13, 2012 filed as Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on September 18, 2012 and incorporated by reference herein

(g)	Not applicable

(h)	Not applicable

* Filed herewith

† Management contract or compensatory plan or arrangement